Exhibit (a)(2)

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:56 PM 02/02/2007
FILED 04:56 PM 02/02/2007
SRV 070121003 — 4206764 FILE
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
HIGHLAND DISTRESSED OPPORTUNITIES FUND, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

          Highland Distressed Opportunities Fund, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
          FIRST: ARTICLE I of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
     “Section 1.1: The name of the Corporation is Highland Distressed Opportunities, Inc.”
          SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and stockholder consent was obtained by written consent of the sole stockholder pursuant to Section 228 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 2nd day of February 2007.

HIGHLAND DISTRESSED OPPORTUNITIES FUND, INC.

By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President